Animas Corporation Increases Revenue Guidance for 2004, Provides Initial Guidance for 2005, and Announces IR 1250 Approval By FDA

WEST CHESTER, Pa.—(BUSINESS WIRE)—Jan. 10, 2005—In BW5341 issued Jan. 10, 2005: Eighth graph, first sentence should read: Management currently expects revenue for 2005 in the range of $82 to $84 million, and net income in the range of $3 to $4 million. (sted Management currently expects revenue for 2004 in the range of $82 to $84 million, and net income in the range of $3 to $4 million.)

The corrected release reads:

ANIMAS CORPORATION INCREASES REVENUE GUIDANCE FOR 2004, PROVIDES INITIAL GUIDANCE FOR 2005, AND ANNOUNCES IR 1250 APPROVAL BY FDA

Animas Corporation (NASDAQ:PUMP) management today increased its revenue guidance for 2004 and provided initial guidance for 2005.

The company also announced that it had received 510(k) clearance in December 2004 from the Food and Drug Administration to market the IR 1250 pump. “We are dedicated to making diabetes management easier for both the patient and the healthcare provider. This product is an important step toward achieving that goal, and receipt of this clearance will allow us to launch this product during this quarter,” said President and CEO Kathy Crothall.

Increases Guidance for 2004

Reflecting continued strong sales of its latest pump, the IR 1200, and ancillary supplies sold to its ever increasing installed base, management currently expects revenue for the fourth quarter ended December 31, 2004 of approximately $19.5 million, an increase of 11% from earlier mid-range guidance. Management expects net income for the quarter, excluding the one-time charges associated with the Debiotech licensing agreement and consistent with the guidance previously provided, to be in the range of breakeven to $1 million. For the year ended December 31, 2004, management expects revenue of approximately $67.5 million. Final results are subject to completion of the company’s financial audit and any required audit adjustments.

“Animas has just completed a very successful year. The success is a tribute to the hard work and dedication of our employees and loyalty of our customers, diabetes educators, and physicians who put their trust in our products. It is their commitment that has made our growth possible and is the key to continuing to achieve our goals in the years to come,” Crothall said. “In anticipation of a strong fourth quarter and increasing demand for our products into 2005, management elected to accelerate some marketing and product development programs in the fourth quarter, resulting in a slight increase in SG&A and R&D expenses in this quarter.”

Animas will release its financial results for the fourth quarter and fiscal year ended December 31, 2004 at a later date, and will host a conference call and simultaneous webcast on that date. Additional information regarding the earnings release, conference call and webcast will be announced at a future date.

Initial Guidance for 2005

Management currently expects revenue for 2005 in the range of $82 to $84 million, and net income in the range of $3 to $4 million.

About Animas Corporation: Animas, a leading maker of insulin infusion pumps and related products, is dedicated to improving diabetes management and making insulin pump therapy easier for patients with insulin requiring diabetes and healthcare professionals through product innovation, exemplary customer support and superior customer education. For more information on Animas, visit http://www.animascorp.com or call Animas Corporation at 877-937-7867.

Statements in this press release or made by management from time to time regarding Animas Corporation that are not historical facts are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause Animas’ actual results to differ materially from those described in a forward-looking statement: the technical issues or the failure of the IR 1200 to gain significant market acceptance; failure to capture recurring purchases of ancillary supplies by patients using Animas’ pumps; any significant disruption with vendors; any failure to achieve and then maintain profitability; the failure of Animas’ ezSet Infusion Set to be fully-developed or commercially accepted; technological breakthroughs in diabetes monitoring, treatment, or prevention that could render Animas’ products obsolete; failure to comply with any FDA or foreign regulations; an inability to attract and retain personnel; competition; an inability to adequately protect Animas’ intellectual property; product liability lawsuits; and, the failure to secure or retain third party insurance coverage or reduced reimbursement for Animas’ products by third party payors. This list is intended to identify only certain of the principal factors that could cause actual results to differ. Readers are referred to the reports and documents filed from time to time by Animas Corporation with the Securities and Exchange Commission for a discussion of these and other important risk factors. Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release. Animas Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or for any other reason.

CONTACT: Animas Corporation
Richard Baron, 610-644-8990, ext. 1168
richard.baron@animascorp.com

SOURCE: Animas Corporation